Exhibit 4.3
HANGER, INC.
Performance Share Unit and Restricted Stock Unit Agreement for Employees

    THIS AGREEMENT (this “Agreement”) is made by and between HANGER, INC., a Delaware corporation (the "Company"), and the employee (the “Employee”) identified on the Company’s online electronic list of persons to whom a grant of performance share units and restricted stock units has been made by the Company.

    W I T N E S S E T H:

    WHEREAS, the Company desires to award to the Employee restricted stock units relating to the Company's common stock, par value $.01 per share (the "Common Stock") and performance share units representing the potential to earn additional shares of Common Stock based on the achievement of certain performance criteria, under the Company's 2022 Omnibus Incentive Plan (the "Plan") in consideration for the Employee's service to the Company and its Affiliates.

    NOW, THEREFORE, the parties hereto, intending to be legally bound, do agree as follows:

    1.    Awards.

    (a)    Awards of Time-Vesting Restricted Stock Units. Subject to the terms and conditions of this Agreement and the Plan, the Employee is granted restricted stock units relating to the number of shares of Common Stock as set forth on the Company’s online electronic list as being granted to the Employee (hereinafter such units are referred to as the “Time-Vesting Restricted Stock Units”) as of the date shown on the Company’s online electronic list as being the date of grant to the Employee (the “Grant Date”).

    (b)    Performance Share Units. Subject to the terms and conditions of this Agreement and the Plan, the Employee is granted Performance Share Units relating to the number of shares of Common Stock as set forth on the Company’s online electronic list as being granted to the Employee with the following terms and conditions as of the Grant Date (hereinafter such units are referred to as the “Performance Share Units”):

•Performance Period:     _______________________________________
•Performance Measure:     _______________________________________
•Performance Goal:    The Employee will be eligible to earn Performance Share Units (“Earned Performance Share Units”) based on the following achievement of the Performance Measure (with the percentage of shares earned calculated on a straight-line basis for results between the Threshold and Target, and between Target and Maximum results). Achievement of the Performance Goal and the number of Earned Performance Share Units shall be determined by the Committee.

	Result	Percent of Performance Share Units Earned
Threshold
Target
Maximum

Except as provided in Section 3, if the Employee’s employment or service terminates prior to the end of the Performance Period for any reason, the Employee will not earn any Performance Share Units. After the Performance Period is complete, the Earned Performance Share Units will continue to be subject to the same vesting requirements and other terms and conditions as the Time-Vesting Restricted Stock Units. Any Performance Share Units that are not determined to be Earned Performance Share Units shall be forfeited and cancelled. Hereafter, any reference to Restricted Stock Units will include any Earned Performance Share Units as well as the Time-Vesting Restricted Stock Units.

    2.    Restricted Stock Units Non-Assignable and Non-Transferable. Each Restricted Stock Unit and all rights under this Agreement shall be non-assignable and non-transferable other than by will or the laws of descent and distribution in accordance with the Plan and may not be sold, pledged, hypothecated, assigned or transferred, except only as to such shares of Common Stock, if any, which have been issued in settlement of the Restricted Stock Units upon vesting pursuant to the terms of the Plan and this Agreement. The foregoing prohibition against transfer or assignment, together with the obligation to forfeit the Restricted Stock Units upon (i) termination of service with the Company and/or its Affiliates as set forth in Section 3 of this Agreement and/or (ii) a breach by Employee of the confidentiality provisions as set forth in Section 12 of this Agreement, are herein collectively referred to as the “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of the Restricted Stock Units.

3.    Termination of Employment. In the event the Employee, while employed with the Company or its Affiliates, becomes totally and permanently disabled (within the meaning of Code Section 409A) or dies, each of the unvested Restricted Stock Units will immediately vest in full (assuming the target goal is met for purposes of determining the number of Performance Share Units that vest if such termination occurs during the Performance Period) as of the date of such total and permanent disability or death. In the event of the Employee’s termination of employment with the Company or its Affiliates for Cause (as defined in the Plan) or in the event of termination of employment by the Employee, any then unvested Restricted Stock Units shall be forfeited and cancelled as of the date of such termination of employment. In the event of the Employee’s termination of employment with the Company or its Affiliates other than by reason of total and permanent disability or death, termination for Cause, or termination of employment by the Employee, any then unvested Restricted Stock Units shall be forfeited and cancelled as of the date that is ninety (90) days after the date of such termination of employment unless such unvested Restricted Stock Units vest on or before that date which is ninety (90) days after such termination of employment. Notwithstanding the foregoing, in the event of the Employee’s termination of employment following a change of control, Section 17(a) of the Plan and Section 8 of this Agreement apply. Notwithstanding the foregoing, if the Employee has in effect an employment agreement that requires that the Restricted Stock Units be treated differently than as described herein upon a specific type of termination, then the terms of the Employee’s employment agreement shall apply in lieu of the provisions hereof.
4.    Vesting of Restricted Stock Units. Subject to Section 3, the Restricted Stock Units are subject to vesting at the rate of twenty-five percent (25%) of the total number of Restricted Stock Units subject to this Agreement on each of the first four anniversaries of the Grant Date, provided that the Employee has been continuously employed by the Company and/or its Affiliates from the Grant Date through each such anniversary of the Grant Date.

5.    Issuance of Shares. As soon as practicable (but not more than thirty (30) days or, if later, after the Compensation Committee determines the achievement of the Performance Goals) after Restricted Stock Units vest under this Agreement (subject to any six month delay to the extent required to comply with the provisions of Code Section 409A applicable to specified employees), the Company shall issue a number of shares of Common Stock to the Employee (or his or her estate in the event of the Employee’s death) equal to the number of vested Restricted Stock Units. The Company shall issue a certificate or certificates evidencing such shares of Common Stock in the name of the Employee or shall make an appropriate book entry.
    6.    Taxes. The Employee (and not the Company or any Affiliate) shall be responsible for the Employee’s federal, state, local or foreign tax liability and any of the Employee’s other tax consequences that may arise as a result of the transactions contemplated by this Agreement. The Employee shall rely solely on the determinations of the Employee’s own tax advisors or the Employee’s own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. To the extent that the receipt, vesting or settlement of the Restricted Stock Units, or other event, results in income to the Employee for federal, state or local income tax purposes, the Employee shall deliver to the Company or its Affiliate at the time the Company or its Affiliate is obligated to withhold taxes in connection with such receipt, vesting, settlement or other event, as the case may be, such amount as the Company or its Affiliate requires to meet its withholding obligation under applicable tax laws or regulations, and if the Employee fails to do so, the Company shall not be obligated to deliver any shares of Common Stock to the Employee and shall have the right and authority to deduct or withhold an amount sufficient to satisfy its withholding obligations from other compensation payable to the Employee and/or by withholding a number of shares otherwise issuable hereunder having an aggregate Fair Market Value equal to the amount required to be withheld, provided that the Fair Market Value of any shares withheld may not exceed the total maximum statutory tax withholding obligations associated with the transaction to the extent needed for the Company and its Affiliates to avoid an accounting charge.
    7.    Adjustment. If there shall be any change in the Common Stock through a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, exchange of stock or other change in the corporate structure, appropriate adjustments shall be made in the aggregate number of Restricted Stock Units subject to this Agreement or their terms in accordance with the adjustment provisions of Section 16 of the Plan or any successor provision thereto.
    8.    Change of Control. If a Change of Control occurs, the Restricted Stock Units shall be treated as provided in Employee’s Employment Agreement with the Company, or, if (a) the Employee does not have an Employment Agreement, (b) the Employee’s Employment Agreement does not address the treatment of the Restricted Stock Units on the Change of Control or (c) the Plan provides for more Employee-favorable treatment of the Restricted Stock Units on the Change of Control, then the Restricted Stock Units shall be treated as provided in Section 17 of the Plan.

    9.    Limitation of Rights.

    (a) No Right to Continue as an Employee. Neither the Plan nor the grant of the Restricted Stock Units shall constitute or be evidence of any agreement or understanding, express or implied, that the Employee has a right to continue as an employee of the Company or any of its Subsidiaries for any period of time, or at any particular rate of compensation.

    (b) No Stockholder's Rights as to Restricted Stock Units. The Employee shall have no rights as a stockholder with respect to the shares of Common Stock subject to Restricted Stock Units granted hereunder until the date such shares are issued to the Employee, and no adjustment will be made for any dividends or other rights for which the record date is prior to the date of the vesting of the Restricted Stock Units. After Restricted Stock Units have vested, the Employee will be entitled to receive shares of Common Stock subject to the Restricted Stock Units that have vested and shall be entitled to receive a payment equal to any dividends or other rights for which the record date is on or after the vesting of the Restricted Stock Units.

    (c) Restrictions on Sales of Shares. By accepting the grant of the Restricted Stock Units, the Employee agrees not to sell any shares of Common Stock acquired in connection with the Restricted Stock Units other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale.

    10.    Incorporation by Reference. The terms of the Plan to the extent not stated herein are expressly incorporated herein by reference and in the event of any conflict between this Agreement and the Plan, the terms of the Plan shall govern, control and supersede over the provisions of this Agreement. Capitalized terms used in this Agreement and not defined shall have the meanings given in the Plan.

    11.    Entire Agreement. The Plan and this Agreement constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Employee with respect to the subject matter hereof. Employee expressly warrants that Employee is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein.

    All of the terms and conditions of this Agreement are hereby confirmed, ratified, approved and accepted by the Company and by the Employee, who has accepted this Agreement and its terms pursuant to Employee’s electronic submission of Employee’s confirmation of this Agreement in accordance with the instructions contained on the online website maintained for the benefit of the Company for grants of restricted stock units by the Company.

    12.    Confidentiality. The Employee acknowledges that the information, observations, data and trade secrets (collectively, "Confidential Information") obtained or created by him or her during the course of his or her employment with the Company or its Affiliates concerning the business or affairs of the Company or any of its Affiliates are the property of the Company. For purposes of this Agreement, "trade secret" means any method, program or compilation of information which is used in the business of the Company or any of its Affiliates, including but not limited to: (a) techniques, plans and materials used by the Company or any of its Affiliates, (b) marketing methods and strategies employed by the Company or any of its Affiliates, and (c) all lists of past, present or prospective patients, customers, suppliers and referral sources of the Company or any of its Affiliates. The Employee agrees that he or she will not disclose to any unauthorized person or entity nor use for his or her own account any of such Confidential Information without the prior written consent of the Chairman or Chief Executive Officer of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Employee's acts or omissions to act or become known to the Employee lawfully outside the scope of his or her employment with the Company or its subsidiaries. The Employee agrees to deliver to the Company at the termination of his or her employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or any of its Affiliates which the Employee may then possess or have under his or her control. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from reporting or otherwise disclosing possible violations of state, local or federal law or regulation to any governmental agency or entity, or making other disclosures that, in each case, are protected under whistleblower provisions of local, state or federal law or regulation. In addition, nothing in this Agreement is intended to discourage or restrict Employee from reporting any theft of trade secrets pursuant to the Defend Trade Secrets Act of 2016 or other applicable state or federal law.